EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT
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                             AS OF FEBRUARY 28, 1998
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                                                                      PERCENT
                                                STATE OR             OF VOTING
                                                COUNTRY OF           SECURITIES
NAME                                            INCORPORATION          OWNED
----                                            -------------          -----

SMP Motor Products Ltd.                         Canada                 100
Marathon Auto Parts and Products, Inc.          New York               100
Motortronics, Inc.                              New York               100
Reno Standard Incorporated                      Nevada                 100
Stanric, Inc. (1)                               Delaware               100
Mardevco Credit Corp. (2)                       New York               100
Standard Motor Products (Hong Kong) Limited     Hong Kong              100
Industrial & Automotive Associates, Inc.        California             100
Standard Motor Electronics, Ltd.                Israel                 100
Four Seasons Europe S.A.R.L.                    France                 100
SMP Credit Corp.                                Delaware               100


All of the subsidiaries are included in the consolidated financial statements.

(1)  Mardevco owns 12.7% of Stanric
(2)  Stanric owns 14.9% of Mardevco